PROSPECTUS FILED PURSUANT TO RULE 424(B)(3)

                LIGAND PHARMACEUTICALS INCORPORATED

                                                FILED PURSUANT TO RULE 424(B)(3)
                                                     REGISTRATION NO. 333-131029

                           PROSPECTUS SUPPLEMENT NO. 9
    (TO PROSPECTUS DATED APRIL 12, 2006, AS SUPPLEMENTED AND AMENDED BY THAT PROSPECTUS SUPPLEMENT NO. 1 DATED MAY 15, 2006, THAT PROSPECTUS SUPPLEMENT NO. 2 DATED JUNE 12, 2006, THAT PROSPECTUS SUPPLEMENT NO. 3 DATED JUNE 29,
  2006, THAT PROSPECTUS SUPPLEMENT NO. 4 DATED AUGUST 4, 2006, THAT PROSPECTUS SUPPLEMENT NO. 5 DATED AUGUST 9, 2006, THAT PROSPECTUS SUPPLEMENT NO. 6 DATED
 AUGUST 30, 2006, THAT PROSPECTUS SUPPLEMENT NO. 7 DATED SEPTEMBER 11, 2006, AND
           THAT PROSPECTUS SUPPLEMENT NO. 8 DATED SEPTEMBER 12, 2006)

         This Prospectus Supplement No. 9 supplements and amends the prospectus dated April 12, 2006 (as supplemented and amended by that Prospectus Supplement No. 1 dated May 15, 2006, that Prospectus Supplement No. 2 dated June 12, 2006, that Prospectus Supplement No. 3 dated June 29, 2006, that Prospectus Supplement No. 4 dated August 4, 2006, that Prospectus Supplement No. 5 dated August 9, 2006, that Prospectus Supplement No. 6 dated August 30, 2006, that Prospectus Supplement No. 7 dated September 11, 2006, and that Prospectus Supplement No. 8 dated September 12, 2006), or the Prospectus, relating to the offer and sale of up to 7,790,974 shares of our common stock to be issued pursuant to awards granted or to be granted under our 2002 Stock Incentive Plan, or our 2002 Plan, up to 147,510 shares of our common stock to be issued pursuant to our 2002 Employee Stock Purchase Plan, or our 2002 ESPP, and up to 50,309 shares of our common stock which may be offered from time to time by the selling stockholders identified on page 110 of the Prospectus for their own accounts. Each of the selling stockholders named in the Prospectus acquired the shares of common stock upon exercise of options previously granted to them as an employee, director or consultant of Ligand or as restricted stock granted to them as a director of Ligand, in each case under the terms of our 2002 Plan. We will not receive any of the proceeds from the sale of the shares of our common stock by the selling stockholders under the Prospectus. We will receive proceeds in connection with option exercises under the 2002 Plan and shares issued under the 2002 ESPP which will be based upon each granted option exercise price or purchase price, as applicable.

         This Prospectus Supplement No. 9 includes the attached Current Report on Form 8-K of Ligand Pharmaceuticals Incorporated dated October 2, 2006, as filed by us with the Securities and Exchange Commission.

         This Prospectus Supplement No. 9 should be read in conjunction with, and delivered with, the Prospectus and is qualified by reference to the Prospectus, except to the extent that the information in this Prospectus Supplement No. 9 updates or supersedes the information contained in the Prospectus.

         Our common stock is quoted on the Nasdaq Global Market under the symbol "LGND." On September 29, 2006, the last reported sale price of our common stock on the Nasdaq Global Market was $10.04 per share.

         INVESTING IN OUR COMMON STOCK INVOLVES RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 7 OF THE PROSPECTUS AND BEGINNING ON PAGE 52 OF PROSPECTUS SUPPLEMENT NO. 5.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this Prospectus Supplement No. 9 is truthful or complete. Any representation to the contrary is a criminal offense.

      The date of this Prospectus Supplement No. 9 is October 2, 2006.


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 SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                 --------------

                                    FORM 8-K

                                 CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

      Date of Report (Date of earliest event reported): September 27, 2006

                       LIGAND PHARMACEUTICALS INCORPORATED
             (Exact name of registrant as specified in its charter)

                                    DELAWARE
                 (State or other jurisdiction of incorporation)

                                    000-20720
                            (Commission File Number)

                           10275 SCIENCE CENTER DRIVE,
                              SAN DIEGO, CALIFORNIA
                    (Address of principal executive offices)

                                 (858) 550-7500
              (Registrant's telephone number, including area code)

                                   77-0160744
                      (I.R.S. Employer Identification No.)

                                   92121-1117
                                   (Zip Code)

                                 --------------


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act
    (17 CFR 230.425)
|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17 CFR
    240.14a-12)
|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the
    Exchange Act (17 CFR 240.14d-2(b))
|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange
    Act (17 CFR 240.13e-4(c))

ITEM 5.02. DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

            On September 27, 2006, the Board of Directors of Ligand Pharmaceuticals Incorporated, a Delaware corporation ("LIGAND"), appointed Jason M. Aryeh as a director to fill the vacancy created by the resignation of David E. Robinson. Mr. Aryeh is the founder and general partner of JALAA Equities, LP, a private hedge fund with a focus on biotechnology and specialty pharmaceutical companies. Mr. Aryeh was not selected as a director pursuant to any arrangement or understanding between him and any other persons.

            A copy of the press release dated October 1, 2006 announcing
Mr. Aryeh's appointment is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

ITEM 9.01.   FINANCIAL STATEMENTS AND EXHIBITS.

(d)      Exhibits

EXHIBIT NUMBER             DESCRIPTION
--------------             -----------

99.1 Press release dated October 1, 2006 announcing the appointment of Jason M. Aryeh to Ligand's Board of Directors.


                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                  LIGAND PHARMACEUTICALS INCORPORATED



Date: October 2, 2006       By:     /s/ Warner R. Broaddus
                            Name:   Warner R. Broaddus
                            Title:  Vice President, General Counsel & Secretary

                                  EXHIBIT INDEX



EXHIBIT NUMBER             DESCRIPTION
---------------            -----------

99.1 Press release dated October 1, 2006 announcing the appointment of Jason M. Aryeh to Ligand's Board of Directors.

                                                                    EXHIBIT 99.1

                                                          Contact: Paul V. Maier
                                                           Senior Vice President
                                                     and Chief Financial Officer
                                                                    858-550-7573

               JASON M. ARYEH ELECTED TO LIGAND BOARD OF DIRECTORS

San Diego, CA October 1, 2006---Ligand Pharmaceuticals Incorporated (NASDAQ:
LGND) (the "Company" or "Ligand") announced today that as it continues its ongoing strategic value maximization process, Jason M. Aryeh, Founder and General Partner of JALAA Equities, LP, a Ligand shareholder, has been elected to its board of directors.
         "We are pleased to welcome such an experienced Biotechnology and Specialty Pharmaceutical investment executive to our board," said Henry F. Blissenbach, Ligand's Chairman and Interim CEO. "Mr. Aryeh's efforts, experience, and industry contacts will enhance Ligand's ability to translate the strength of our diverse assets into shareholder value and we welcome his ongoing involvement."
         In addition to Mr. Aryeh's role as founder and General Partner of JALAA Equities, LLP, a private hedge fund focused on the Biotechnology and Specialty Pharmaceutical sector, Jason is active in a respected healthcare charity, serving as both a Special Advisor to the Cystic Fibrosis Foundation for Drug Discovery, and as Honorary Chairman of the New Mexico Chapter of the CFF. Mr. Aryeh earned a B.A. in economics (with honors) from Colgate University, and is a member of the Delta Epsilon Honor Society in Economics.
         Mr. Aryeh stated, "I am honored to represent shareholders on the board of a company that has an interest in such a deep stable of potential blockbuster, late-stage clinical compounds, partnered with four of the most respected major pharmaceutical companies. I, thus, look forward to working with Ligand's experienced board and

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

dedicated employees to help the "new" Ligand restructure its business model to generate maximum shareholder value."
         Ligand's board now has eleven members, a majority of whom, including Mr. Aryeh, are independent directors under the NASDAQ Marketplace rules. ABOUT LIGAND Ligand discovers, develops and markets new drugs that address critical unmet medical needs of patients in the areas of cancer, pain, skin diseases, men's and women's hormone-related diseases, osteoporosis, metabolic disorders, and cardiovascular and inflammatory diseases. Ligand's proprietary drug discovery and development programs are based on its leadership position in gene transcription technology, primarily related to intracellular receptors. For more information, go to HTTP://WWW.LIGAND.COM.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS
         This news release contains certain forward-looking statements by Ligand that involve risks and uncertainties and reflect Ligand's judgment as of the date of this release. These statements include those related to translating value building shareholder value, potential blockbuster compounds and the "new" Ligand. Actual events or results may differ from Ligand's expectations. For example, we may not be able to successfully develop our assets or increase shareholder value, compounds may not be approved for marketing or, if approved, successfully marketed; our planned restructuring may not be successful or may not lead to desired results. Additional information concerning these and other risk factors affecting Ligand's business can be found in prior press releases as well as in Ligand's public periodic filings with the Securities and Exchange Commission, available via the company's internet site at www.ligand.com. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this release. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

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